Filed Pursuant to Rule 424(b)(3)
Registration Number 333-231793

PROSPECTUS

SAExploration Holdings, Inc.

242,795 Shares of Common Stock

This prospectus relates to an offer and sale of up to 242,795 shares of common stock, par value $0.0001 per share (the “Common Stock”), of SAExploration Holdings, Inc. (the “Company”) by the selling stockholder identified in this prospectus or in supplements to this prospectus. The selling stockholder may offer shares of our Common Stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholder, you should refer to the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of any shares covered by this prospectus. We will bear all costs, expenses, and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of shares.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SAEX.” On May 24, 2019, the last reported sale price of our Common Stock on the Nasdaq was $3.24.

Investing in our Common Stock involves risk. You should carefully read the information under the heading “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2019.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference herein or therein, is accurate as of the date of such document only. Our business, financial condition, results of operations, and prospects may have changed since that date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the U.S. federal securities laws, with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events. These forward-looking statements can generally be identified by phrases such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise. Some of the important factors that could cause actual results to differ materially from our expectations are discussed below. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Factors that could cause actual results to vary materially from our expectations include the following:

•

developments with respect to the Alaskan oil and natural gas exploration tax credit system that may continue to affect our ability to timely monetize tax credits that have been assigned to us by our customer, including litigation over the constitutionality of the legislation allowing Alaska to sell bonds to retire its liabilities relating to Tax Credit certificates;

•	changes in the Alaskan oil and natural gas exploration tax credit system that may significantly affect the level of Alaskan exploration spending;

•	fluctuations in the levels of exploration and development activity in the oil and natural gas industry;·

•	intense industry competition, involving a competitive bidding process that involves significant costs and risks;

•	delays in permitting and land access rights;

•	limited number of customers;

•	credit and delayed payment risks related to our customers;

•

the availability of liquidity and capital resources, including our need to obtain additional working capital, limited ability to make capital expenditures due to our current liquidity and cash flow situation, and the potential impact this has on our business and competitiveness;

•	increases in the level of activism against oil and natural gas exploration and development activities;

•	need to manage rapid growth and contraction of our business;

•	delays, reductions or cancellations of service contracts;

•	operational disruptions due to seasonality, weather and other external factors;

•	crew availability and productivity;

•	whether we enter into turnkey or term contracts;

•	high fixed costs of operations;

•	substantial international business exposing us to currency fluctuations and global factors, including economic, political, and military uncertainties;

•	risks relating to cyber incidents;

•	ability to retain key executives; and

•	need to comply with diverse and complex laws and regulations.

You should refer to our periodic and current reports filed with the SEC and the risk factors from our Annual Report on Form 10-K for the year ended December 31, 2018 for specific risks which would cause actual results to be significantly different from those expressed or implied by any of our forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). You should read this prospectus together with the more detailed information regarding our company, our Common Stock, and our financial statements and the notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus or any prospectus supplement to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus or any prospectus supplement to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this prospectus, the terms “our company,” “we,” “us,” “our,” and similar references refer to SAExploration Holdings, Inc., formerly named Trio Merger Corp., and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares covered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at a website maintained by the SEC located at http://www.sec.gov, which also includes our public filings with the SEC. We also make available on our internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.saexploration.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below (excluding any information furnished and not filed with the SEC), which we filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 25, 2019;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed on May 14, 2019;

•	Our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2019;

•	Our Current Reports on Form 8-K filed with the SEC on March 28, 2019, April 4, 2019, April 25, 2019, and May 15, 2019, respectively; and

•

The description of our Common Stock contained in our Form 8-A filed April 28, 2011 and Form 8-A filed March 23, 2012, including any amendment to such forms that we may file in the future for the purpose of updating the description of our Common Stock.

In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning us at the following address and telephone number:

SAExploration Holdings, Inc.

1160 Dairy Ashford Rd., Suite 160

Houston, Texas 77079

Attention: Investor Relations

Telephone: (281) 258-4409

Email: rabney@saexploration.com

THE COMPANY

SAExploration Holdings, Inc. and its subsidiaries (collectively, the “Company,” “we,” “us,” or “our”) is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in North America, South America, Asia Pacific and West Africa to our customers in the oil and natural gas industry. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones between land and water, and offshore in depths reaching 3,000 meters, we offer a full-suite of logistical support and in-field data processing services. We operate crews around the world that are supported by over 135,000 owned land and marine channels of seismic data acquisition equipment and other leased equipment as needed to complete particular projects. Seismic data is used by our customers, including major integrated oil companies, national oil companies and independent oil and gas exploration and production companies, to identify and analyze drilling prospects and maximize successful drilling. The results of the seismic surveys we conduct belong to our customers and are proprietary in nature; we do not acquire data for our own account or for future sale or maintain multi-client data libraries.

Our principal headquarters are located in Houston, Texas at 1160 Dairy Ashford Rd., Suite 160, Houston, Texas, 77079, Telephone: (281) 258-4400, and our web address is www.saexploration.com. We do not intend for information contained in our website to be a part of this prospectus.

RISK FACTORS

An investment in shares of our Common Stock involves risks. In evaluating an investment in shares of our Common Stock, you should consider carefully the risk factors and other information included in or incorporated by reference into this prospectus and additional information which may be incorporated by reference into this prospectus in the future, as provided under “Where You Can Find More Information” on page 3 of this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including the risk factors described under “Risk Factors” in such reports. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of these risks occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of shares of our Common Stock could decline and you could lose all or part of your investment. Please read “Cautionary Note Regarding Forward-Looking Statements” beginning on page 1 of this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

Risks Relating to Our Common Stock

Future sales of our Common Stock in the public market or the issuance of securities senior to our Common Stock, or the perception that these sales may occur, could adversely affect the trading price of our Common Stock and our ability to raise funds in stock offerings.

Sales by us or our stockholders of a substantial number of shares of our Common Stock in the public markets, or the perception that these sales might occur, could cause the market price of our Common Stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. We are currently authorized to issue 40,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, rights, preferences, privileges and restrictions as determined by our board of directors. As of May 24, 2019, we had outstanding 4,290,697 shares of Common Stock, and there were 3,653,839 shares of Common Stock issuable upon the exercise of the Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants and Series E Warrants (each as defined below). Furthermore, on September 26, 2018, we issued $60 million in aggregate principal amount of 6.00% Senior Secured Convertible Notes due 2023 (the “Convertible Notes”), which are initially convertible into a total of 10,434,783 shares of Common Stock (or up to 15,000,000 shares of Common Stock issuable upon a Make-Whole Fundamental Change (as defined in the Indenture)) (or, at the holder’s election, in the form of new series of warrants (the “Conversion Warrants”) to purchase an equal number of shares of Common Stock at an exercise price of $0.0001 per share, subject to customary adjustments (such shares, the “Conversion Warrant Shares”)). There are also 2,750,000 shares of Common Stock reserved for issuance under the Amended and Restated 2018 Long-Term Incentive Plan, as amended, which includes 1,791,056 shares of Common Stock reserved for issuance in respect of Management Incentive Plan Awards (“MIP Awards”), which is equal to ten percent (10%) of the aggregate number of shares of Common Stock issued and outstanding on a fully diluted basis after giving effect to dilution from full conversion of any of our securities convertible into shares of Common Stock, including the Convertible Notes (the “MIP Reserve”). Currently, 537,315 shares of Common Stock are subject to unvested MIP Awards. Additionally, we have 189,812 unvested Restricted Stock Units (“RSUs”) outstanding related to grants under the Amended and Restated 2018 Long-Term Incentive Plan for fiscal year 2018, and an additional 104,440 RSUs outstanding related to deferred 2018 director grants. The potential issuance of such additional shares of Common Stock may create downward pressure on the trading price of our Common Stock.

We may issue Common Stock or other equity securities senior to our Common Stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the conversion of convertible securities, or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our Common Stock or other equity securities, or the availability of shares of Common Stock or such other equity securities for future sale or issuance, will have on the trading price of our Common Stock.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of Common Stock by the selling stockholder pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, we are authorized to issue 40,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this prospectus: 4,290,697 shares of our Common Stock are outstanding, held by 55 stockholders of record, and no shares of our preferred stock are outstanding. We have reserved for issuance 2,750,000 shares of our Common Stock for grants under our Amended and Restated 2018 Long-Term Incentive Plan, as amended, 3,653,839 shares for issuance upon exercise of the existing Warrants described below, and approximately 10,434,783 shares initially issuable upon full conversion of the Convertible Notes (or up to 15,000,000 shares of Common Stock issuable upon a Make-Whole Fundamental Change) and/or exercise of the Conversion Warrants described below.

Common Stock

Under the Third Amended and Restated Articles of Incorporation (as amended, the “Charter”), each holder of our Common Stock will be entitled to one vote for each share of Common Stock, subject to any rights granted to any future holders of preferred stock and any effect of Section 2.9 of our By-Laws. Section 2.9 of our By-Laws prevents any investment entity that is not a “United States person,” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, and that is managed by BlueMountain Capital Management, LLC or its affiliates (a “Non-U.S. Blue Mountain Investment Fund”), from possessing 10% or greater of the votes applicable to the outstanding Common Stock. The effect of this will be to eliminate the voting power of any Non-U.S. Blue Mountain Investment Fund’s Common Stock to the extent it provides 10% or greater of the voting power of our outstanding Common Stock. If this were to occur, the other stockholders would possess greater voting power due to the reduction in the total shares able to vote.

Pursuant to the Charter, all directors are elected on an annual basis. In addition, the Charter states that any vacancies on the board of directors may be filled by an affirmative vote of a majority of the remaining members; provided, that for so long as any Principal Stockholder (as defined in the Charter) holds (together with its affiliates, excluding us and our other affiliates) at least nine percent (9%) of the outstanding Common Stock, if there is a vacancy of a director nominated by one of the Principal Stockholders, then the nominating Principal Stockholder is entitled to nominate a successor to such director, and we and our board of directors must take all actions necessary to ensure that person is appointed to the board of directors as promptly as practicable.

Our common stockholders have no liquidation, conversion, preemptive, or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock.

Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim arising pursuant to any provisions of the Delaware General Corporation Law (the “DGCL”), the Charter, or our By-Laws; or (d) any action asserting a claim governed by the internal affairs doctrine shall, in each case, be the Court of Chancery of the State of Delaware. If the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware.

Preferred Stock

There are no shares of our preferred stock outstanding. The Charter authorizes the issuance of 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Convertible Notes

We issued the Convertible Notes under an Indenture (the “Indenture”), dated as of September 26, 2018, by and among us, as issuer, the guarantors party thereto (the “Notes Guarantors”), and Wilmington Savings Fund Society, FSB, as trustee and collateral trustee (the “Trustee”), establishing the terms and providing for the issuance of the Convertible Notes. We sold the Convertible Notes pursuant to that certain Note Purchase Agreement, dated as of September 26, 2018, by and among us, the Notes Guarantors and the purchasers thereto.

Subject to and upon compliance with the Indenture, each holder of a Convertible Note has the right, at such holder’s option, at any time prior to the close of business on the second business day preceding September 26, 2023 (the “Maturity Date”), to convert all or a portion of such Convertible Note, at an initial conversion rate of 173.91304 shares of Common Stock (subject to customary adjustment as provided in the Indenture) (the “Conversion Rate”) per $1,000 principal amount of Convertible Notes into shares of Common Stock or Conversion Warrants to purchase Conversion Warrant Shares (the “Conversion Obligation”). The initial Conversion Price (as defined in the Indenture) was approximately $5.75 per share of Common Stock as of the date of issuance. There are 10,434,783 shares of Common Stock initially issuable upon full conversion of the Convertible Notes and/or exercise of the Conversion Warrants (or up to 15,000,000 shares of Common Stock issuable upon a Make-Whole Fundamental Change).

The Conversion Rate is subject to adjustment upon the occurrence of certain events. In addition, following certain corporate events that occur prior to the Maturity Date, we will increase, in certain circumstances, the Conversion Rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event. Upon conversion, we may settle our Conversion Obligation in cash; the Conversion Shares (or, if applicable, Conversion Warrants), together with cash, if applicable, in lieu of delivering any fractional Conversion Share (or, if applicable, Conversion Warrant); or a combination of cash and Conversion Shares (or, if applicable, Conversion Warrants), at our election.

If a holder of Convertible Notes elects to convert such holder’s Convertible Notes into Conversion Warrants, the Conversion Warrants will be issued pursuant to an agreed form of warrant agreement with Continental Stock Transfer and Trust Company (“CST”), as warrant agent. Such Conversion Warrants will be exercisable at an exercise price of $0.0001 per share, subject to adjustment pursuant to customary anti-dilution provisions and will be generally exercisable at any time and from time to time.

We may not redeem the Convertible Notes prior to October 1, 2021. On or after October 1, 2021, we may redeem all or part of the Convertible Notes, at our option, if the last reported sale price of the Common Stock has been at least 150% of the conversion price then in effect (i) on the trading day immediately preceding the date on which we provide notice of redemption and (ii) for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption, at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, payable in cash, plus accrued and unpaid interest and any make whole premium (as described in the Indenture).

If a Fundamental Change (as defined in the Indenture) occurs, then holders of the Convertible Notes may, subject to certain restrictions, require us to repurchase for cash all or part of the Convertible Notes in principal amounts of $1,000 or an integral multiple thereof at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, such date of repurchase.

Warrants

Series A & B Warrants

On July 27, 2016, we entered into a warrant agreement (the “Series A & B Warrant Agreement”) with CST, as warrant agent. Pursuant to the Series A & B Warrant Agreement, we issued two series of warrants (the “Series A Warrants” and “Series B Warrants” and, together, the “Series A & B Warrants”) to the holders of our Common Stock as of July 26, 2016. We issued the 154,376 Series A Warrants outstanding to purchase up to, after giving effect to the reverse stock split on September 13, 2018, an aggregate of 7,719 shares of Common Stock at an initial and current exercise price of $10.30 per share, subject to further adjustment pursuant to customary anti-dilution provisions, and the 154,376 Series B Warrants outstanding to purchase up to, after giving effect to the reverse stock split on September 13, 2018, an aggregate of 7,719 shares of Common Stock at an initial and current exercise price of $12.88 per share, subject to further adjustment pursuant to customary anti-dilution provisions. The Series A & B Warrants expire at the close of business on July 27, 2021. The Series A & B Warrants may only be exercised within 30 days of the Expiration Date. The shares to be issued under the Series A & B Warrants represent less than 1% of the outstanding shares of our Common Stock as of May 24, 2019 on a fully diluted basis.

Series C Warrants

On January 29, 2018, we entered into a warrant agreement (the “Series C Warrant Agreement”) with CST, as warrant agent. Pursuant to the Series C Warrant Agreement, we issued 8,286,061 warrants (the “Series C Warrants”). As of May 24, 2019, there were 6,940,655 Series C Warrants outstanding. The Series C Warrants give the holder the right to purchase up to, after giving effect to the reverse stock split on September 13, 2018, an aggregate of 347,033 shares of Common Stock at an initial exercise price of $0.0001 per share, subject to further adjustment pursuant to customary anti-dilution provisions. The Series C Warrants may generally be exercised at any time and from time to time. The shares of Common Stock to be issued under the Series C Warrants represent 1.7% of the outstanding shares of our Common Stock as of May 24, 2019 on a fully diluted basis.

Series D Warrants

On May 8, 2018, we entered into a warrant agreement (the “Series D Warrant Agreement”) with CST, as warrant agent. Pursuant to the Series D Warrant Agreement, we issued 14,098,370 warrants (the “Series D Warrants”). As of May 24, 2019, there were 11,274,419 Series D Warrants outstanding, which give the holders the right to purchase up to, after giving effect to the reverse stock split on September 13, 2018, an aggregate of 563,721 shares of the Common Stock at an initial exercise price of $0.0001 per share, subject to further adjustment pursuant to customary anti-dilution provisions. The Series D Warrants may generally be exercised at any time and from time to time. The shares of Common Stock to be issued under the Series D Warrants represent 2.7% of the outstanding shares of our Common Stock as of May 24, 2019 on a fully diluted basis.

Series E Warrants

On September 6, 2018, the Company entered into a warrant agreement (the “Series E Warrant Agreement”) with CST, as warrant agent. Pursuant to the Series E Warrant Agreement, we issued 94,813,594 warrants (the “Series E Warrants” and, together with the Series A & B Warrants, the Series C Warrants, and the Series D Warrants, the “Existing Warrants”). As of May 24, 2019, there were 54,552,934 Series E Warrants outstanding, which give the holder the right to purchase up to, after giving effect to the reverse stock split on September 13, 2018, an aggregate of 2,727,647 shares of Common Stock, subject to further adjustment pursuant to customary anti-dilution provisions, at an exercise price of $0.0001 per share. The Series E Warrants may generally be exercised at any time and from time to time. The shares of Common Stock to be issued under the Series E Warrants represent 13.2% of the outstanding shares of our Common Stock as of May 24, 2019 on a fully diluted basis.

Conversion Warrants

See the above description under “— Convertible Notes.”

Dividends

We have not paid any cash dividends on our Common Stock to date. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends will be within the discretion of our board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition, and the restrictions on dividends under our current financing arrangements

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any “interested stockholder” (as defined in the DGCL) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of the provisions of Section 203. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our Common Stock trades on the Nasdaq Capital Market under the symbol “SAEX.” Our Series A & B Warrants trade on the OTCQB market under the shared symbol “SXPLW.”

SELLING STOCKHOLDER

This prospectus relates to the possible resale by one of our stockholders, to whom we refer in this prospectus as the “selling stockholder,” of up to an aggregate of 242,795 shares of Common Stock held by the selling stockholder identified below under this prospectus, subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our Common Stock.

An affiliate of the selling stockholder acquired our Common Stock included in this prospectus as partial compensation in exchange for investment banking services provided to us in connection with our July 2018 acquisition of certain of the assets and liabilities of Geokinetics Inc. These shares were acquired by the affiliate of the selling stockholder on its own behalf in the ordinary course of business, and, at the time it received such shares of our Common Stock, it had no agreements or understandings, directly or indirectly, with any party to distribute the shares.

The table below identifies the selling stockholder and other information regarding the beneficial ownership of the Common Stock by the selling stockholder. The amounts listed under “Ownership of Common Stock Prior to Offering” represent the number and percentage of shares of Common Stock beneficially owned by the selling stockholder as of May 24, 2019. Because the selling stockholder may resell all or part of its shares, no estimates can be given as to the number of shares of Common Stock that will be held by the selling stockholder upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholder. The percentage of shares owned are based on 4,290,697 shares of our Common Stock outstanding as of May 24, 2019. Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock owned by it but makes no representation that any of the Common Stock will be offered for sale.

We prepared the table based on information provided to us by the selling stockholder. We have not sought to verify such information. Additionally, the selling stockholder may have sold or transferred some or all of its shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholder may also change over time. The selling stockholder includes the entity identified in the following schedule and the pledgees, donees (including charitable organizations), distributees, transferees, affiliates, or other successors-in-interest of the selling stockholder.

Selling Stockholders	Ownership of Common Stock Prior to Offering		Offered Hereby	Ownership of Common Stock After Offering
	Number	Percentage (1)		Number	Percentage (1)
Ducera LLC(2)	242,795	5.7%	242,795	—	—

(1)	The percentage of beneficial ownership is calculated based on 4,290,697 shares of Common Stock deemed outstanding as of May 24, 2019.
(2)

The business address for the reporting person is 499 Park Avenue, 16th Floor, New York, New York 10022. The foregoing information was derived from a Schedule 13G filed on February 6, 2019 by Ducera LLC, in which the reporting person identified itself as having shared voting and dispositive power with Michael A. Kramer, the Chief Executive Officer and manager of the selling stockholder, over 242,795 shares of our Common Stock.

Registration Rights

On February 6, 2019, we entered into a stock issuance agreement (the “Stock Issuance Agreement”) with Ducera Partners, LLC relating to the issuance of the 242,795 shares of Common Stock it received as partial compensation in exchange for investment banking services provided to us. The Stock Issuance Agreement requires us to use our reasonable best efforts to prepare and file a shelf registration statement to register the shares on a delayed or continuous basis.

PLAN OF DISTRIBUTION

We are registering the Common Stock covered by this prospectus to permit the selling stockholder to conduct public secondary trading of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholder. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholder to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

The selling stockholder may sell all or a portion of the shares of Common Stock beneficially owned by it and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on any national securities exchange or over-the-counter market on which the shares of Common Stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions otherwise than on such exchanges or in the over-the-counter market;

•	through a combination of any such methods; or

•	through any other method permitted under applicable law.

In addition, the selling stockholder may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling stockholder may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholder;

•	sell shares short itself and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with its short positions;

•

write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•

enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.

In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate. If the selling stockholder effects such transactions by selling the Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal.

Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

If the selling stockholder and any underwriters, brokers, dealers or agents that participate in such distribution are deemed to be “underwriters” within the meaning of the Securities Act, any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurance that the selling stockholder will sell any or all of the Common Stock under this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, devise or gift the Common Stock by other means not described in this prospectus. In addition, any Common Stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Common Stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the selling stockholder against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Brent Whiteley, Esq., our Chief Financial Officer, General Counsel and Secretary. Mr. Whiteley presently holds shares of our common stock as well as restricted stock units.

EXPERTS

The consolidated financial statements of SAExploration Holdings, Inc. as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SAExploration Holdings, Inc.

242,795 Shares of Common Stock

PROSPECTUS

June 10, 2019